EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY
REPORTS 43% INCREASE IN FY2005 NET INCOME

AFTER-TAX RETURN ON BEGINNING SHAREHOLDERS’ EQUITY OF 29% REFLECTS
STRONG UNIT GROWTH, HIGHER SAME-STORE SALES AND
INCREASED FACTORY PRODUCT SHIPMENTS

DURANGO, Colorado (May 5, 2005)—Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record earnings for the quarter and fiscal year ended February 28, 2005 (FY2005).

(Note: All per-share figures in this news release are adjusted for a 5% stock dividend that was distributed to shareholders in March 2005, a 10% stock dividend in May 2004, and a 3-for-2 stock split in February 2004.)

“We are pleased to report record earnings of approximately $3.3 million, or $0.68 per diluted share, for our most recent fiscal year,” noted Bryan Merryman, Chief Financial Officer and Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc.

“Our franchisees opened 36 new stores during Fiscal 2005. This increased the total number of Rocky Mountain Chocolate Factory locations in operation to 283 as of February 28, 2005, and widened our lead as the largest chain of retail chocolate stores in the United States. We expect franchisees to open at least 40 new stores in the current fiscal year, when the Company anticipates earnings growth of 20% to 25% if current business and economic trends continue. Trends critical to the Company’s anticipated earnings growth include, among others, unit openings, same store sales and same store pounds purchased from the factory.”

For the three months ended February 28, 2005, revenues increased 15.1% to $6.8 million, compared with $5.9 million in the fourth quarter of the previous fiscal year. Comparable-store sales at franchised retail locations rose 2.9%, when compared with the fourth quarter of FY2004, reflecting, among other things, increased customer traffic in retail venues where Rocky Mountain Chocolate Factory stores are located. The Company believes this increase in customer traffic is indicative of a strengthening in the U.S. economy.

Net earnings increased 35.4% to $850,000 in the fourth quarter of FY2005, versus $628,000 in the corresponding period of the previous fiscal year. Basic and diluted earnings per share increased 35.7% and 30.8%, respectively, to $0.19 basic and $0.17 diluted, in the most recent quarter, compared with $0.14 basic and $0.13 diluted earnings per share in the year-earlier period.

For the fiscal year ended February 28, 2005, revenues increased 16.0% to $24.5 million, compared with $21.1 million in the fiscal year ended February 29, 2004. Total pounds of confectionery products purchased from the factory by franchisees increased 16.8% in FY2005, due to a net increase of 24 franchised stores in operation, increases in comparable-store sales at franchised stores of approximately 4.7%, and an increase in same-store pounds purchased by franchised stores of 5.0%, when compared with the previous fiscal year.

Total retail sales for the Company’s system of stores increased 14.3% in FY2005, to $88.9 million, compared with system-wide sales of $77.8 million in the previous fiscal year.

Net income increased 43.0% to $3,317,000 in FY2005, compared with $2,319,000 in FY2004. Basic and diluted earnings per share increased 39.6% and 38.8%, respectively, to $0.74 basic and $0.68 diluted, in the most recent year, compared with earnings per share of $0.53 basic and $0.49 diluted in the previous fiscal year. After-tax return on beginning shareholders’ equity reached a record 28.6% in the fiscal year ended February 28, 2005.

“Our franchisees have responded with enthusiasm to our two new ‘kiosk’ retail concepts, which require a smaller up-front financial investment and open the door to retail opportunities in regional malls where rent structures are not supportive of our traditional store economics,” continued Merryman. “We expect to have more than 25 kiosks in operation by the end of the current fiscal year, compared with 17 that were open at the end of Fiscal 2005.”

“Our balance sheet continued to strengthen in the most recent quarter and fiscal year,” continued Merryman. “We reduced total outstanding long-term debt by more than 45%, or $1.4 million, during the year ended February 28, 2005, to approximately $1.7 million. As of February 28, 2005 we had $4.4 million of cash in the bank, our current ratio stood at a healthy 3.6 to 1.0, and our debt-to-equity ratio approximated 11.1%.”

On March 16, 2005, the Company paid a quarterly cash dividend of $0.09 per share to shareholders of record March 11, 2005.

“Fiscal 2005 represented another year of progress towards our goal of building Rocky Mountain Chocolate Factory into the premier retail chocolatier in the United States,” stated Frank Crail, Founder, Chairman and Chief Executive Officer of the Company. “The payment of two stock dividends and the declaration of a 3-for-2 stock split since the beginning of calendar 2004, along with the cash dividend policy initiated in FY2003, illustrate the strong commitment that our Company’s management and Board of Directors has towards the long-term enhancement of shareholder value. We expect the Board of Directors to consider the payment of stock dividends on an annual basis, so long as the Company’s underlying financial performance and liquidity requirements support such distributions.”

The Company will host a conference call Thursday, May 5, 2005 at 4:15 p.m. EDT to discuss year-end results in greater detail and the outlook for FY2006. The dial-in number for the conference call is 800-821-1449 (international/local participants dial 973-935-2401). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EDT. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1055995. A replay of the call will be available through May 12, 2005 by dialing 877-519-4471 or for international callers by dialing 973-341-3080, the replay Access Code is 5984327. The call will also be archived through August 5, 2005 at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1055995.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks disclosed in the Company’s filings with the Securities and Exchange Commission.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores
	opened during
	the year ended	Stores open as of
	February 28, 2005	February 28, 2005
United States:
Franchised Stores	33	244
Company-owned Stores	—	8
International Licensed Stores	3	31

Total	36	283

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28 & 29,		Three Months Ended February 28 & 29,
	2005	2004	2005	2004
Revenues
Factory sales	$4,580	$3,928	67.0%	66.2%
Royalty and marketing fees	1,377	1,174	20.2%	19.8%
Franchise fees	83	102	1.2%	1.7%
Retail sales	793	730	11.6%	12.3%
Total revenues	6,833	5,934	100.0%	100.0%

Costs and Expenses
Cost of sales	3,322	3,012	48.6%	50.8%
Franchise costs	408	328	6.0%	5.5%
Sales and marketing	410	389	6.0%	6.6%
General and administrative	761	608	11.1%	10.2%
Retail operating	381	393	5.6%	6.6%
Depreciation and amortization	182	191	2.7%	3.2%
Total costs and expenses	5,464	4,921	80.0%	82.9%

Income from Operations	1,369	1,013	20.0%	17.1%

Other Income (Expense)
Interest expense	(23)	(29)	(0.3)%	(0.5)%
Interest income	21	25	0.3%	0.4%
Other, net	(2)	(4)	0.0%	(0.1)%

Income Before Income Taxes	1,367	1,009	20.0%	17.0%

Provision for Income Taxes	517	381	7.6%	6.4%

Net Income	$850	$628	12.4%	10.6%

Basic Earnings per Common Share	$0.19	$0.14

Diluted Earnings per Common Share	$0.17	$0.13

Weighted Average Common Shares Outstanding	4,540,307	4,421,376
Dilutive Effect of Employee Stock Options	394,787	380,217
Weighted Average Common Shares Outstanding, Assuming Dilution	4,935,094	4,801,593

STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended February 28 & 29,		Year ended February 28 & 29,
	2005	2004	2005	2004
Revenues
Factory sales	$16,655	$14,103	67.9%	66.7%
Royalty and marketing fees	4,578	3,876	18.7%	18.4%
Franchise fees	565	589	2.3%	2.8%
Retail sales	2,726	2,565	11.1%	12.1%
Total revenues	24,524	21,133	100.0%	100.0%

Costs and Expenses
Cost of sales	11,741	10,535	47.9%	49.8%
Franchise costs	1,412	1,136	5.8%	5.4%
Sales and marketing	1,295	1,221	5.3%	5.8%
General and administrative	2,498	2,236	10.2%	10.6%
Retail operating	1,454	1,430	5.9%	6.8%
Depreciation and amortization	785	796	3.2%	3.7%
Total costs and expenses	19,185	17,354	78.3%	82.1%

Income from Operations	5,339	3,779	21.7%	17.9%

Other Income (Expense)
Interest expense	(100)	(145)	(0.4)%	(0.7)%
Interest income	93	94	0.4%	0.5%
Other, net	(7)	(51)	(0.0)%	(0.2)%

Income Before Income Taxes	5,332	3,728	21.7%	17.7%

Provision for Income Taxes	2,015	1,409	8.2%	6.7%

Net Income	$3,317	$2,319	13.5%	11.0%

Basic Earnings per Common Share	$0.74	$0.53
Diluted Earnings per Common Share	$0.68	$0.49

Weighted Average Common Shares Outstanding	4,505,162	4,390,545
Dilutive Effect of Employee Stock Options	355,874	337,290
Weighted Average Common Shares Outstanding, Assuming Dilution	4,861,036	4,727,835

SELECTED BALANCE SHEET DATA
(in thousands)

	February 28, 2005	February 29, 2004
Current Assets	$11,125	$10,229
Total assets	$19,248	$17,967
Current Liabilities	$3,117	$3,836
Long-Term Debt, Less Current Maturities	$1,539	$1,986
Stockholders’ Equity	$13,894	$11,590